UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 28, 2013

ESSEX PROPERTY TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

001-13106
(Commission File Number)

Maryland	77-0369576
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

925 East Meadow Drive, Palo Alto, California 94303
(Address of principal executive offices) (Zip Code)

(650) 494-3700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Essex Property Trust, Inc. (the “Company”) is disclosing the following information to supersede the disclosure under the heading, “Supplemental Material Federal Income Tax Considerations,” in the prospectus supplement (the "Prospectus Supplement"), filed by the Company on March 6, 2012, to the Registration Statement on Form S-3 (File No. 333-165693) (the "Registration Statement") filed by the Company on March 25, 2010.

The following discussion supplements the discussion under the section entitled ‘‘Certain Material Federal Income Tax Considerations’’ in the prospectus (the "Prospectus") set forth in the Registration Statement. Terms used in this section but not defined in this section have the meanings ascribed to them elsewhere in the Prospectus Supplement or in the section entitled ‘‘Certain Material Federal Income Tax Considerations’’ in the Prospectus. You should refer to the discussion in the Prospectus under ‘‘Certain Material Federal Income Tax Considerations’’ for a discussion of the tax consequences of our election to be taxed as a REIT and additional information regarding the tax consequences to owners of shares of our common stock.

Recent Legislation

On January 2, 2013, the President signed the American Taxpayer Relief Act of 2012, which we refer to as the 2012 Tax Relief Act. Pursuant to the 2012 Tax Relief Act, for taxable years beginning on or after January 1, 2013, the maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” is generally 20%, (2) “qualified dividend income” is 20% and (3) ordinary income is 39.6%. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the maximum 20% tax rate on qualified dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the maximum 20% tax rate for long-term capital gains and qualified dividends will generally apply to: (i) long-term capital gains, if any, recognized on the disposition of our shares; (ii) our distributions designated as long-term capital gain dividends (except to the extent attributable to ‘‘unrecaptured Section 1250 gain,’’ in which case such distributions would continue to be subject to a 25% tax rate); (iii) our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and (iv) our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

HIRE Act

On March 18, 2010, the Hiring Incentives to Restore Employment Act (the “HIRE Act”) was enacted in the United States. The HIRE Act includes provisions known as the Foreign Account Tax Compliance Act (“FATCA”). Final regulations under FATCA were issued by the Internal Revenue Service on January 17, 2013. FATCA generally imposes a 30% withholding tax on (i) dividends paid with respect to our common stock after December 31, 2013 and (ii) certain gross proceeds from the disposition of our common stock paid after December 31, 2016 to (a) foreign financial institutions (as defined in Section 1471(d)(4) of the Code) unless they agree to collect and disclose to the Secretary of the Treasury information regarding their direct and indirect U.S. account holders and (b) certain other foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. The 30% withholding rate generally applies without regard to reduced rates of withholding or exemptions from withholding available under current law under treaties or existing statutory rules. Under some circumstances, a foreign owner may still be eligible to claim the benefit of such reduced withholding rates and exemptions through a claim for refund.

Under a grandfathering rule, FATCA does not apply to any payments made under an obligation that is outstanding on January 1, 2014 (provided such obligation is not materially modified subsequent to such date) and any gross proceeds from the disposition of such obligation. Stock in a corporation is not an “obligation” for purposes of this rule and therefore our common stock would not be exempt from the application of FATCA under this grandfathering rule. FATCA does not replace the existing U.S. withholding tax regime, but the FATCA regulations contain coordination provisions to avoid double withholding on U.S.-source income. Non-U.S. holders of our common stock are encouraged to consult with their tax advisors regarding the possible implications of FATCA on an investment in our common stock in light of such holders’ individual circumstances.

Medicare Tax

The Patient Protection and Affordable Care Act of 2010, which was signed into law by the President on March 23, 2010, generally imposes on certain individuals, trusts and estates a tax of 3.8% on the lesser of (i) “net investment income”, or (ii) the excess of modified adjusted gross income over a threshold amount for taxable years beginning after December 31, 2012. Net investment income generally includes dividends, and net gains from the disposition of stock, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Holders of our common stock are encouraged to consult with their tax advisors regarding the possible implications of this legislation on their ownership and disposition of our common stock in light of such holders’ individual circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Date:  February 28, 2013
ESSEX PROPERTY TRUST, INC.
(Registrant)

By: /s/ Michael T. Dance
Michael T. Dance
Executive Vice President & Chief Financial Officer